Exhibit 23.3

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We consent to the incorporation by reference in the registration statement (File No. 333- 261364) on Form S-8 and the registration statement (File No. 333-260570) on Form S-3 of Empire Petroleum Corporation (the “Company”) of our report for the Company and the references to our firm and said report, in the context in which they appear, in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021 (this “Form 10-K”), which report is included as an exhibit to this Form 10-K.

Respectfully submitted,

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693

Fort Worth, Texas

March 31, 2022